EXHIBIT 10.3
T-MOBILE US, INC.
12920 SE 38th Street
Bellevue, WA 98006-1350
8/24/2023

Peter Ewens
8620 NE 21st Place
Clyde Hill, WA 98004

RE: Eligibility for Certain Payments and Benefits
Dear Peter:
This letter (the “Letter”) outlines certain payments and benefits that you will be eligible for upon your retirement from T-Mobile US, Inc. (the “Company”) on February 1, 2024 (the “Retirement Date”, and your retirement on the Retirement Date, the “Retirement”).
1.STI Award: Notwithstanding anything in the T-Mobile US, Inc. 2013 Omnibus Incentive Plan, as amended from time to time, and any successor plan thereto (the “Omnibus Plan”) or in the award agreement between you and the Company evidencing the grant of a short-term annual incentive award for the 2024 calendar year (the “2024 STI Award”, and such agreement, the “STI Award Agreement”), upon your Retirement, the Company will pay you a pro-rated 2024 STI Award, calculated based on target performance, and pro-rated based on the number of days you were employed by the Company during the 2024 calendar year (the “Pro-Rata STI Award”). The Pro-Rata STI Award will be paid to you within seventy-four (74) days following the Retirement Date. For the avoidance of doubt, in accordance with the terms of the award agreement between you and the Company evidencing the grant of a short-term annual incentive award for the 2023 calendar year (the "2023 STI Award", and together with the 2024 STI Award, the "STI Awards"), the 2023 STI Award, to the extent earned by you in accordance with the terms and conditions of such award agreement and unpaid as of your Retirement Date, will be paid to you on the date on which short-term annual incentive awards for calendar year 2023 are paid to similarly situated executives of the Company.

2.RSUs and PRSUs: Notwithstanding anything in the Omnibus Plan or in any award agreement between you and the Company evidencing the grant of an award of time-based restricted stock units ("RSUs") or performance-based restricted stock units (“PRSUs”) (as applicable) (each, an "LTI Award Agreement'') (including any continued employment or continued service requirements set forth therein that would, absent this Letter, apply to the vesting and payment of your then-outstanding RSUs or PRSUs, as applicable), (a) no further RSUs or PRSUs shall be granted to you following the date of this Letter, and (b) upon your Retirement, your then-outstanding RSUs and PRSUs will be subject to the following provisions:

a.RSUs. Upon your Retirement, your then-outstanding and unvested RSUs will remain outstanding and will continue to vest and be paid to you in accordance with the terms of the applicable LTI Award Agreement.
b.PRSUs. Upon your Retirement, your then-outstanding and unvested PRSUs will remain outstanding and will continue to be eligible to vest and be paid to you in accordance with the terms of the applicable LTI Award Agreement; provided, however, that the

EXHIBIT 10.3
number of PRSUs that vest and become payable to you, and the Adjustment Percentage (as defined in the applicable LTI Award Agreement), shall be determined based on the lesser of (i) the actual level of attainment of the applicable performance measures during the applicable Performance Period (as defined in the applicable LTI Award Agreement), as determined by the Company following the conclusion of the Performance Period, or (ii) the actual level of attainment of the applicable performance measures during the portion of the applicable Performance Period ending on the Retirement Date (i.e., determined as if the applicable Performance Period had ended on the Retirement Date), as determined by the Company.
c.Death; Disability. Notwithstanding Sections 2(a) and (b) above, in the event of your death or Disability (as defined in the Omnibus Plan) following your Retirement but prior to the last date on which any RSUs and PRSUs become vested in accordance with Sections 2(a) and (b) above, your then-outstanding and unvested RSUs and PRSUs will vest in full (without pro-ration and, with respect to the PRSUs, at the target level of performance) on the date of your death or Disability and be paid to you within sixty (60) days following the date of such death or Disability.

3.COBRA Benefits: During the period commencing on the Retirement Date and ending on the earlier of the end of the last day of the eighteenth (18th) calendar month following the Retirement Date or, if earlier, the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company will continue to provide to you and your dependents, at the Company’s sole expense, coverage under its group medical and dental plans at the same levels in effect on the Retirement Date; provided, however, that if (a) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(S), (b) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (c) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly instalments over the COBRA Period (or remaining portion thereof) (collectively, the “COBRA Benefits”).

4.Continued Mobile Service Discount: Following your Retirement, you shall continue to be eligible for the Company’s employee mobile service discount program, in accordance with the terms of such program as in effect from time to time during such period (the “Continued Mobile Discounts”).

5.Release Requirement and Restrictive Covenants: Notwithstanding anything herein or in any applicable STI Award Agreement and any LTI Award Agreement (collectively, the "Award Agreements") to the contrary, you will not be eligible to receive any of the payments and benefits described in Sections 1 through 4 (other than the 2023 STI Award) above unless (i) you execute and do not revoke a release of claims in a form prescribed by the Company (the “Release”) that becomes effective and irrevocable no later than sixty (60) days following the Retirement Date (the date on which such Release becomes effective and irrevocable, the

EXHIBIT 10.3
"Release Effective Date'') and (ii) you continue to comply with the terms and conditions of the Restrictive Covenant Agreement (as defined below), subject to written notice and an opportunity to cure any noncompliance if reasonably capable of cure no later than ten (10) days following your receipt of such notice.

If the aggregate period during which you are entitled to consider and/or revoke the Release spans two calendar years, no payments under this Letter will be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the Release Effective Date).

6.Exclusions; Amendment; No Other Modifications: Your Award Agreements will be deemed amended to the extent necessary to reflect this Letter. Except as otherwise expressly set forth in this Letter, the terms and conditions set forth in the Omnibus Plan and the Award Agreements will continue to apply to your STI Awards, RSUs and PRSUs following the date of this Letter.

7.Restrictive Covenants: Notwithstanding anything herein or in the Restrictive Covenant and Confidentiality Agreement between you and T-Mobile USA, Inc.(the “Restrictive Covenant Agreement”), the duration of the post-termination "Restricted Period" (as defined in Section 4 of the Restrictive Covenant Agreement) is hereby increased such that it shall extend through the later of one (1) year following your Retirement Date or the last date on which any RSUs and/or PRSUs are paid to you in accordance with the terms of this Letter.

8.Acknowledgement: You acknowledge and agree that during the period between the date of this Letter and the Retirement Date, the Company may change your title and/or your duties, authority or responsibility on behalf of the Company, and any such change shall not be a breach by the Company, of or constitute "good reason" (or any term of comparable effect) under, any agreement between you and the Company or its affiliates or any other plan, program or policy of the Company or its affiliates.

9.No Right to Continued Employment: Nothing contained in this Letter shall confer upon you any right to continue in the employ or service of the Company or affect the right of the Company to terminate your employment or service at any time.

10.No Tax Advice: The Company is not making any warranties or representations to you with respect to the income tax consequences associated with this Letter, the treatment of your STI Awards, RSUs and/or PRSUs contemplated hereunder, the COBRA Benefits or the Continued Mobile Discounts and you are in no manner relying on the Company, its affiliates or any of their respective representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with this Letter.

11.Governing Law: This Letter shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws, and applicable federal law.

EXHIBIT 10.3

12.Section 409A: Notwithstanding anything to the contrary in the Omnibus Plan, any LTI Award Agreement or this Letter, if the Company determines that paying any amounts to you in respect of your RSUs and/or PRSUs at the time(s) indicated in any LTI Award Agreement or this Letter (as applicable) would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be paid to you prior to the expiration of the six (6)-month period following your "separation from service" with the Company (within the meaning of Section 409A of the Code) if you are a "specified employee" (within the meaning of Section 409A of the Code) on the date of your separation from service (such a delay, the “Six Month Delay”). If the payment of any such amount is subject to the Six Month Delay, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been payable to you during such six (6)-month period (without interest). As of the date of this Letter, the Company intends that the RSUs will be subject to the Six Month Delay and the PRSUs will not be subject to the Six Month Delay. For the purposes of Section 409A of the Code, any right to a series of installment payments pursuant to this Agreement shall be treated as a right to a series of separate payments, and each RSU or PRSU (and any amounts payable in respect thereof) shall be treated separately from each other RSU and PRSU (and any amounts arising in connection therewith).

13.Miscellaneous: This Letter, together with the Omnibus Plan and the Award Agreements, sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, or any representative of the Company or you, with respect to the subject matter hereof. This Letter may be amended at any time by the Company, provided that no amendment may, without your consent, materially impair your rights under any Award Agreement. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

EXHIBIT 10.3
Please indicate your acknowledgment of, and agreement to, the terms and conditions set forth in this Letter by signing in the space below and returning a signed copy of this Letter to me. Please retain one fully-executed original for your files.

Sincerely,

T-MOBILE US, INC.

By: /s/ Deeanne King
Deeanne King
Executive Vice President, Chief Human Resource Officer

AGREED and ACCEPTED as of the date below:

/s/ Peter Ewens	9/6/2023
Peter Ewens	Date